Exhibit 10.8

Amendment No. 1 to Employment Agreement

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into as of October 23, 2026, by and between FF EAI Robotics Ecosystem Inc. (formerly known as AIxCrypto Holdings, Inc.), a Delaware corporation (the “Company”), and Jiawei (Jerry) Wang (“Executive”).

Recitals

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of February 10, 2026 and effective as of October 2, 2025 (the “Agreement”);

WHEREAS, the Board has appointed Executive as Executive Chairman of the Company, effective as of the Closing Date under the Transaction Agreement dated October 12, 2026, by and among the Company, Faraday Future Intelligent Electric Inc. (“FF”) and the other parties thereto (the “Transaction Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein, and this Amendment has been approved by the Committee and the Board.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

2. Effectiveness. This Amendment shall become effective on the Closing Date under the Transaction Agreement (the “Amendment Effective Date”). If the Transaction Agreement is terminated before the Closing, this Amendment shall be void and of no force or effect.

3. Position. Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1 Position. Executive shall serve as Executive Chairman of the Company and, if so elected by the Board, as Chairman of the Board, reporting to the Board. Executive shall have such duties and responsibilities as are customarily assigned to an executive chairman of a publicly traded company, including oversight of the Company’s finance, capital markets, legal and operations functions, and such other duties as the Board may reasonably assign from time to time.”

4. Concurrent Service. Section 1.2 of the Agreement is hereby amended by replacing “President of Faraday Future Intelligent Electric Inc.” with “Global Executive Chairman of Faraday Future Intelligent Electric Inc.” Section 1.3 of the Agreement is hereby amended by adding the following sentence at the end thereof: “Executive shall comply with any information barrier adopted by the Company with respect to FF.”

5. At-Will Employment. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.1 At-Will Employment. Executive’s employment with the Company is at will and is not for any specified term, and may be terminated by the Company or Executive at any time, subject to Executive’s right to Severance Benefits under this Agreement.”

In addition, (a) the periods of base salary continuation and COBRA premium payments under Section 2.3 of the Agreement shall be twelve (12) months in all cases, and (b) all references in the Agreement to the “Term,” the “Term End Date” and non-renewal, including in Section 5.1 of the Agreement and Section 4 of Schedule 1 thereto, are hereby deleted.

6. Compensation Deferral. The Agreement is hereby amended by adding the following new Section 3.6 immediately after Section 3.5:

“3.6 Compensation Deferral. Executive has elected to defer any adjustment to his compensation until the Company has sold and delivered 2,000 robotics units, measured cumulatively from the Amendment Effective Date and as certified by the Committee (the ‘Unit Sales Milestone’). Until the Committee approves new compensation following the Unit Sales Milestone, Executive’s Base Salary, Target Annual Bonus and annual equity grant value shall remain $300,000, $300,000 and $1,500,000, respectively, and the Phase 2 terms of Schedule 1 shall not take effect, whether or not the Trigger Event occurs. Following the Unit Sales Milestone, the Committee shall review Executive’s compensation. Any time-based restricted stock units then granted shall vest from the Amendment Effective Date, with a grant date as of the date of approval, and any increase in cash compensation shall apply prospectively only.”

7. Severance. The Agreement is hereby amended by adding the following new Section 5.3 immediately after Section 5.2:

“5.3 Single Severance Arrangement; Resignation. The Severance Benefits under Section 2.3 and the benefits under Section 4 of Schedule 1 constitute a single, non-duplicative severance arrangement, consisting of twelve (12) months of base salary continuation and COBRA premium payments under Section 2.3 and the bonus and equity benefits under Section 4 of Schedule 1, in each case subject to the Release. Upon any termination of employment, Executive shall resign from all officer positions with the Company and its subsidiaries and, if requested by the Board, as a director and as Chairman of the Board.”

8. Good Reason; Change in Control. Executive acknowledges and agrees that none of the changes effected by this Amendment constitutes Good Reason. The consummation of the transactions contemplated by the Transaction Agreement shall not constitute a Change in Control for purposes of the Agreement.

9. FF Service. Section 4 of the Agreement is hereby amended by adding the following at the end thereof: “For purposes of this Agreement and Exhibit A, ‘Companies’ means the Company and its subsidiaries. Executive’s service to FF disclosed to the Board shall not constitute a breach of this Section 4 or Section 7.3, and Work Product developed by Executive solely for FF that does not relate to the business of the Companies shall not be Company Work Product.”

10. Miscellaneous. Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms. From and after the Amendment Effective Date, each reference in the Agreement to “this Agreement” means the Agreement as amended by this Amendment. Sections 7.1 (Governing Law), 7.2 (Arbitration) and 7.6 (Validity/Severability) of the Agreement apply to this Amendment. This Amendment may be executed in counterparts, including by electronic signature, each of which shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Company

FF EAI Robotics Ecosystem Inc.

By:	/s/ Chad Chen
Name:	Chad Chen
Title:	Chair of Compensation Committee, Board of Directors

Executive

/s/ Jerry Wang
Jiawei (Jerry) Wang